AMERICAN INDEPENDENCE FUNDS TRUST

AMENDMENT #02 DATED JUNE 19, 2015

TO THE

EXPENSE LIMITATION AGREEMENT DATED MARCH 1, 2015

AS AMENDED APRIL 29, 2015

WHEREAS, American Independence Financial Services, LLC (the “Investment Adviser”) and American Independence Funds Trust (the “Trust”), a Delaware business trust, entered into an Expense Limitation Agreement dated March 1, 2015, as amended April 29, 2015 (the “Agreement”) on behalf of each of the funds listed on Exhibit A (each, a “Fund”); and

WHEREAS, the Investment Adviser and the Trust wish to amend the Agreement to include the American Independence Hillcrest Small Cap Value Fund, a new series of the Trust.

NOW, THEREFORE, the parties hereto agree to the amended Exhibit A to include the following:

Fund Name	Expense Limitation	Expiration
American Independence Hillcrest Small Cap Value Fund
Class A	1.85%	March 1, 2017
Class C	2.35%
Institutional Class	1.25%

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the amendment date noted above.

AMERICAN INDEPENDENCE FUNDS TRUST
By:	/s/ Eric M. Rubin
Name:	Eric M. Rubin
Title	President

AMERICAN INDEPENDENCE FINANCIAL SERVICES, LLC
By:	/s/ John Pileggi
Name:	John J. Pileggi
Title	Managing Partner

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